EXHIBIT 10(a)

                      CONSULTING AGREEMENT


     This Consulting Agreement is entered into this 29th day of March, 1996, by and between William H. Kopman ("Kopman"), and
Anuhco, Inc., a Delaware corporation ("Anuhco").

                           WITNESSETH:

     WHEREAS, the parties hereto have entered into a Stock
Purchase Agreement (the "Agreement"), providing for the sale from Kopman to Anuhco of shares of capital stock of Universal Premium
Acceptance Corporation and UPAC of California, Inc.,
(collectively the "Companies"), and

     WHEREAS, prior to such sale Kopman has been a director and Chief Executive Officer of and has been involved in and familiar with the business of the Companies, and has provided to or assisted the Companies with a number of matters involved in their operations, including, but not limited to, negotiation and administration of bank financing, software development, state licenses and relationships with insurance agents in several states, and

     WHEREAS, Anuhco desires to have all of the services of Kopman available for the benefit of the Companies, principally for the purpose of maintaining the volume and profitability of the Companies' business in their four major markets (the states of Massachusetts, Florida, Illinois and California), and Kopman is willing to consult on the same.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

     1. Anuhco hereby engages Kopman, upon the terms and conditions herein set forth, and through December 31, 1998, to consult on the matters referred to in the recitals hereof, the sub-leasing or other mitigation of lease expense on the Companies' St. Louis, Missouri offices, and such other matters, not inconsistent with Kopman's position as a consultant, as shall from time to time be assigned to him by the Chief Executive Officers of the Companies or Anuhco (the "Consulting Services"). Kopman accepts such engagement, and agrees through December 31, 1998, to provide to the Companies all such Consulting Services. The parties hereto contemplate that substantially all of the Consulting Services shall be performed by Kopman at Jupiter, Florida or the Companies' offices in the metropolitan areas of St. Louis and Kansas City, and that travel to other locations is expected to be infrequent.

     2. In consideration of the agreement to provide such consultation, Anuhco agrees through 1998 to (a) monthly reimburse all reasonable travel and other related expenses from Jupiter, Florida, incurred by Kopman at the request of Anuhco or the Companies and incident to Consulting Services provided hereunder, at the rates and in accordance with expense reimbursement policies of the Companies, (b) quarterly pay compensation to Kopman at the annual rate of $150,000, and, (c) within 90 days after the end of each of the years 1996, 1997 and 1998, pay to Kopman $333,333 for the retention and profitability of the Companies' business in the states of Massachusetts, Florida, Illinois and California, minus, with respect to each such state and each such year, a percentage of $83,333 computed as follows: the greater of X or Y, where X is the percentage by which the total notes receivable financed by the Companies in such state in such year is less than the total notes receivable financed by the Companies in such state in 1995; and where Y is the percentage by which the average interest rate charged by the Companies in such state in such year is less than the average interest rate charged by the Companies in such state in 1995; provided, however, that
(a) in computing notes receivable financed and average interest rates charged in California, all business done by the Companies in that State with Lockton Insurance Agency shall be excluded;
(b) the average interest rate for each of such three years and in each of such four states shall be adjusted up or down if, and to the same percentage as, the annual average prime rate charged by the Bank of Boston for such year shall be increased or decreased from the average prime rate charged by such Bank for the year 1995; and (c) no amount shall be payable to Kopman with respect to each such state if either X or Y shall, for such year show a decline of 30% or more from the comparable amount in 1995. If Anuhco, in any of the years 1996, 1997 and 1998, causes the Companies to cease doing business in any one or more of the states of Massachusetts, Florida, Illinois or California, Anuhco shall pay Kopman for any such state, and for the year of cessation and each year thereafter through 1998, the same percentage of $83,333 that it paid him in the previous year.

     3.   The term of this Agreement shall end on March 31, 1999.

     4. Kopman shall report to the Chief Executive Officers of the Companies, and agrees to devote such time, attention and oversight to the Companies' salespersons in Massachusetts, Florida, Illinois and California, and the insurance agents producing premium finance agreements in such states, as shall be reasonably designed to achieve the retention and profitability of the Companies' business therein.

     5. This Agreement constitutes the full and complete agreement of the parties with respect to the subject matter hereof, and may be modified or amended only by a subsequent written document executed by each of them.

     6. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be enforceable by the parties hereto and the Companies, and the respective successors and personal representations of all thereof. Kopman may assign this Agreement to a corporation or other entity of which he is the sole owner, which must, as a condition of such assignment agree to be bound by all the provisions of this Agreement including the requirement that Kopman alone must provide the services required by this Agreement.

     7. The parties agree that Kopman is an independent contractor, and not an employee or agent of Anuhco or the Companies, that he has no authority to contract on behalf of, obligate or bind Anuhco or the Companies, that no withholdings shall be made by Anuhco from the payments provided herein and that Kopman shall not be eligible to participate in benefit or welfare plans sponsored by Anuhco or the Companies for their employees.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

     9. In the event of a dispute between the parties hereto with respect to their rights or obligations hereunder, the parties agree that venue and jurisdiction shall be proper in the state or federal courts sitting in the State of Missouri, and consent thereto.

     10. Kopman acknowledges that, as a result of his past and future connections with the Companies, Anuhco and its affiliates, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as lists of clients and accounts, systems, financing, procedures, policies, manuals, trade secrets and confidential reports ("Confidential Information"). As a material inducement to enter into this Agreement and to pay to Kopman the compensation referred to in Paragraph 2 hereof, Kopman covenants and agrees that he shall not, at any time during or following the term hereof, directly or indirectly, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information which has been given to or obtained by him or disclosed to him as a result of such connections. In the event of a breach or threatened breach by Kopman of any of the provisions of this Paragraph 10 or of Paragraph 12 hereafter, Anuhco and the Companies, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, shall be entitled to a restraining order and injunction in order to prevent or to restrain any such breach by Kopman, or by his partner, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

     11. Upon termination hereof for whatever reason, all documents, records, notebooks and similar repositories of or documents containing any Confidential Information, including all existing copies thereof, then in Kopman's possession, whether prepared by him or others, shall be returned to Anuhco as its sole property.

     12. Kopman acknowledges that his services heretofore rendered to the Companies, and to be hereafter rendered hereunder are of a special and unusual character which have a unique value, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value of such services and the Confidential Information to be obtained by or disclosed during the term hereof, as an inducement for executing and consummating the Agreement, and as a material inducement to enter into this Agreement, Kopman covenants and agrees that, during the term of this Agreement and for a period of three (3) years from and after the date this Agreement is terminated, for whatever reason, he shall not, directly or indirectly:

     a. Solicit business from or divert business from any client or account of the Companies or any other business owned directly or indirectly by them or their affiliates; or

     b. Solicit for employment or employ any person who in the prior six (6) months has been an employee of the Companies or any such affiliate; or

     c. Directly or indirectly, individually or through any corporation, partnership, joint venture, trust, limited liability company or person, engage in any business competitive with the business then being conducted by the Companies, or any such affiliate, at any place and in any state in which they, or either of them or such affiliate is then conducting its business.

     d. An affiliate is defined as one who controls, is controlled by or is under common control with either of the Companies.

     13. Kopman covenants and agrees that if he shall violate any of his covenants or agreements under Paragraphs 10 or 12 hereof, Anuhco and the Companies shall be entitled, in addition to damages suffered, to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Kopman directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Anuhco or the Companies is or may be entitled at law or in equity or under this Agreement.

     14. Kopman has carefully read the provisions of this Agreement, including Paragraphs 10, 12 and 13 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period and geographic extent of restriction) are fair and reasonable and are reasonably required for the protection of the interests of Anuhco and the Companies.

     15. The parties hereby acknowledge and agree that the executive, managerial, other services to be rendered by Kopman hereunder are of a special, unique and extraordinary character which gives them a peculiar value to Anuhco and the Companies which is impossible of replacement and the loss of which cannot reasonably or adequately be compensated in damages, and Kopman acknowledges and agrees that a breach by him of the provisions of this Agreement will cause irreparable injury and damage. Kopman, therefore, expressly agrees that Anuhco and the Companies shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof, and to secure its enforcement, in addition to any other remedy to which they may be entitled. Any and all remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the day and year first above written.

                              /s/ William H. Kopman
                              WILLIAM H. KOPMAN


                              ANUHCO, INC.

                         By:  /s/ Timothy P. O'Neil
                              TIMOTHY P. O'NEIL